Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter Ended June 30, 2016

QUARTER HIGHLIGHTS

•	SaaS bookings grew 16%, adjusted for CFS divestiture

•	Overall recurring revenue grew 5%, adjusted for CFS divestiture

•	60-month backlog up $45 million sequentially, adjusted for FX

•	New European data center on track for launch

•	Reiterating 2016 guidance

NAPLES, FLA — July 28, 2016 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter ended June 30, 2016.

“In Q2, ACI delivered revenue results within our stated guidance. In addition, with SaaS-specific bookings growing 16% in the quarter, we continue to see strong market demand for our SaaS payment offerings as customers seek cost efficiency, convenience and security,” commented Phil Heasley, President and CEO, ACI Worldwide. “While our Q2 results faced a tough comparison from last year, our forecast for bookings and revenue in Q3 represents significant growth over last year’s numbers. More importantly, our full-year 2016 guidance remains unchanged, with organic revenue growth in the range of 4-7% above last year.”

Q2 FINANCIAL SUMMARY

SaaS bookings grew 16% compared to Q2 last year and were offset by declines in on-premise software bookings resulting in an overall booking decrease of 26%. These numbers are adjusted for the Community Financial Services (CFS) divestiture. We continue to expect full-year 2016 net new bookings to grow in the upper single digit range.

Excluding the impact of foreign currency movements, our 12-month backlog declined $5 million to $851 million and our 60-month backlog grew $45 million to $4 billion during the quarter.

Recurring revenue increased $9 million, or 5%, compared to Q2 2015. This growth was offset by a non-recurring revenue decrease of $31 million resulting from timing of capacity revenues and go-live events. These numbers are adjusted for the CFS divestiture.

Excluding CFS and its related costs, Q2 2016 adjusted EBITDA was $21 million, down from $55 million in the prior year period. The decline in adjusted EBITDA was primarily due to timing of non-recurring revenue compared to Q2 last year. Net adjusted EBITDA margin in Q2 2016 was 12%, versus 27% in Q2 2015, after adjusting for pass through interchange fees of $40 million and $38 million in Q2 2016 and Q2 2015, respectively.

ACI ended Q2 2016 with $52 million in cash on hand and a debt balance of $735 million, a decrease of $204 million from a debt balance of $939 million at year end 2015. During the quarter we spent $8 million repurchasing shares and have $78 million remaining on our repurchase authorization. Excluding the impact of our previously announced one-time capital investments in our European data center and cyber security, operating free cash flow (OFCF) for the quarter was $13 million, up $20 million from negative $7 million in Q2 2015.

REITERATING GUIDANCE

We are reaffirming our full-year 2016 guidance expectations, excluding the partial quarter contribution from the recently divested CFS operations of $15 million in revenue and $1 million in adjusted EBITDA in Q1 2016. We continue to expect to generate revenue from ongoing operations in a range of $990 million to $1.02 billion in 2016, which represents 4-7% organic growth after adjusting for the PAY.ON acquisition and foreign currency fluctuations. Adjusted EBITDA in 2016 is expected to be in a range of $265 million to $275 million, which excludes $7 million of CFS-related indirect overhead costs and approximately $15 million in one-time integration related expenses for PAY.ON, the CFS divestiture, data center and facilities consolidation, and bill payment platform rationalization. We continue to expect full-year 2016 net new bookings to grow in the upper single digit range. We expect to generate between $240 million and $250 million in revenue in the third quarter.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2016 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 50540490. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,000 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries as well as 300 of the leading global retailers rely on ACI to execute $14 trillion each day in payments. In addition, thousands of organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software and SaaS-based solutions, we deliver real-time, any-to-any payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2016.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisition of Online Resources Corporation, and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures plus European data center and cybersecurity capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all license, maintenance, and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations regarding continued strong market demand for our SaaS payment offerings; (ii) our forecast for bookings and revenue in Q3; (iii) expectations regarding revenue, adjusted EBITDA, and net new bookings in 2016; and (iv) expectations regarding third quarter 2016 revenue.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with PAY.ON, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, our pending appeal of the $43 million judgement, plus $2.7 million of attorney fees and costs awarded against us in the BHMI litigation, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$52,463	$102,239
Receivables, net of allowances of $3,911 and $5,045, respectively	168,626	219,116
Recoverable income taxes	3,443	12,048
Prepaid expenses	26,006	27,461
Other current assets	17,941	21,637

Total current assets	268,479	382,501

Noncurrent assets
Property and equipment, net	71,719	60,630
Software, net	197,861	237,941
Goodwill	915,657	913,261
Intangible assets, net	217,653	256,925
Deferred income taxes, net	91,117	90,872
Other noncurrent assets	37,439	33,658

TOTAL ASSETS	$1,799,925	$1,975,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$53,328	$55,420
Employee compensation	42,218	31,213
Current portion of long-term debt	90,198	89,710
Deferred revenue	123,059	128,559
Income taxes payable	6,484	4,734
Other current liabilities	61,233	75,225

Total current liabilities	376,520	384,861

Noncurrent liabilities
Deferred revenue	40,552	42,081
Long-term debt	633,155	834,449
Deferred income taxes, net	24,578	28,067
Other noncurrent liabilities	29,482	31,930

Total liabilities	1,104,287	1,321,388

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	578,044	561,379
Retained earnings	489,477	416,851
Treasury stock	(298,350)	(252,956)
Accumulated other comprehensive loss	(74,235)	(71,576)

Total stockholders’ equity	695,638	654,400

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,799,925	$1,975,788

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended June 30,
	2016	2015
Revenues
License	$33,510	$67,161
Maintenance	60,332	60,141
Services	23,823	23,110
Hosting	102,265	115,410

Total revenues	219,930	265,822

Operating expenses
Cost of license (1)	4,610	5,939
Cost of maintenance, services and hosting (1)	110,745	120,484
Research and development	46,358	39,425
Selling and marketing	28,743	31,298
General and administrative	34,437	25,008
Depreciation and amortization	21,382	20,004

Total operating expenses	246,275	242,158

Operating income (loss)	(26,345)	23,664

Other income (expense)
Interest expense	(9,715)	(10,505)
Interest income	121	58
Other	2,023	19,659

Total other income (expense)	(7,571)	9,212

Income (loss) before income taxes	(33,916)	32,876
Income tax expense (benefit)	(17,058)	5,825

Net income (loss)	$(16,858)	$27,051

Earnings (loss) per common share
Basic	$(0.15)	$0.23
Diluted	$(0.15)	$0.23

Weighted average common shares outstanding
Basic	115,480	117,109
Diluted	115,480	118,575

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(16,858)	$27,051
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	5,095	5,257
Amortization	19,248	18,324
Amortization of deferred debt issuance costs	1,248	1,584
Deferred income taxes	(16,018)	752
Stock-based compensation expense	13,080	5,355
Excess tax benefit of stock-based compensation	(611)	(1,012)
Gain on sale of available-for-sale securities	—	(24,465)
Other	(364)	601
Changes in operating assets and liabilities, net of impact of acquisitions and divestiture:
Receivables	(5,289)	(45,833)
Accounts payable	9,633	(3,386)
Accrued employee compensation	8,910	9,191
Current income taxes	(6,305)	(5,833)
Deferred revenue	377	2,469
Other current and noncurrent assets and liabilities	6,289	10,711

Net cash flows from operating activities	18,435	766

Cash flows from investing activities:
Purchases of property and equipment	(13,590)	(4,270)
Purchases of software and distribution rights	(3,618)	(5,137)
Proceeds from sale of available-for-sale securities	—	35,311
Other	—	(5,000)

Net cash flows from investing activities	(17,208)	20,904

Cash flows from financing activities:
Proceeds from issuance of common stock	801	773
Proceeds from exercises of stock options	7,749	3,716
Excess tax benefit of stock-based compensation	611	1,012
Repurchase of restricted stock and performance shares for tax withholdings	(1,406)	(28)
Repurchases of common stock	(7,640)	—
Proceeds from revolving credit facility	—	36,000
Repayment of revolving credit facility	(13,000)	(58,000)
Repayment of term portion of credit agreement	(23,823)	(19,853)
Payments on other debt	(3,940)	(7,291)

Net cash flows from financing activities	(40,648)	(43,671)

Effect of exchange rate fluctuations on cash	(2,485)	3,939

Net decrease in cash and cash equivalents	(41,906)	(18,062)
Cash and cash equivalents, beginning of period	94,369	68,459

Cash and cash equivalents, end of period	$52,463	$50,397

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED June 30,
	2016		2016	2015		2015
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$219,930	$—	$219,930	$265,822	$191	$266,013	$(46,083)	-17%
Total expenses (3)	246,275	(8,218)	238,057	242,158	(4,818)	237,340	717	0%
Operating income (loss)	(26,345)	8,218	(18,127)	23,664	5,009	28,673	(46,800)	-163%
Other income (expense) (4)	(7,571)	—	(7,571)	9,212	(24,465)	(15,253)	7,682	-50%
Income (loss) before income taxes	(33,916)	8,218	(25,698)	32,876	(19,456)	13,420	(39,118)	-291%
Income tax expense (benefit) (5)	(17,058)	2,876	(14,182)	5,825	(4,363)	1,462	(15,644)	-1070%

Net income (loss)	$(16,858)	$5,342	$(11,516)	$27,051	$(15,093)	$11,958	$(23,474)	-196%

Depreciation	5,095	—	5,095	5,257	—	5,257	(162)	-3%
Amortization - acquisition related intangibles	5,321	—	5,321	5,625	—	5,625	(304)	-5%
Amortization - acquisition related software	6,924	—	6,924	6,158	—	6,158	766	12%
Amortization - other	7,003	—	7,003	6,541	—	6,541	462	7%
Stock-based compensation	13,080	—	13,080	5,355	—	5,355	7,725	144%

Adjusted EBITDA	$11,078	$8,218	$19,296	$52,600	$5,009	$57,609	$(38,313)	-67%

Earnings per share information
Weighted average shares outstanding
Basic	115,480	115,480	115,480	117,109	117,109	117,109
Diluted	115,480	115,480	115,480	118,575	118,575	118,575

Earnings per share
Basic	$(0.15)	$0.05	$(0.10)	$0.23	$(0.13)	$0.10	$(0.20)	-198%
Diluted	$(0.15)	$0.05	$(0.10)	$0.23	$(0.13)	$0.10	$(0.20)	-199%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting
(3)	Adjustment in 2016 include significant transaction related expenses of $3.7 million, facility closure expenses of $2.2 million, employee related expenses of $2.1 million, and platform consolidation related expenses of $0.2 million. In 2015, we had adjustments for significant transaction related expenses, including, $1.4 million for employee related actions, $0.7 million for data center moves, and $2.7 million for transition, technology, and other fees.
(4)	Adjustment for the gain recognized on the sale of Yodlee stock during the three months ended June 30, 2015.
(5)	Revenue and significant transaction related adjustments tax effected at 35%.

	Quarter Ended
	June 30,
Reconciliation of Operating Free Cash Flow (millions)	2016	2015
Net cash provided by operating activities	$18.4	$0.8
Net after-tax payments associated with employee-related actions	2.0	0.4
Net after-tax payments associated with facility closures	—	0.2
Net after-tax payments associated with significant transaction related expenses	3.1	1.0
Less capital expenditures	(17.2)	(9.4)
Plus capital expenditures for European datacenter and cyber security	6.8	—

Operating Free Cash Flow	$13.1	$(7.0)

	Quarter Ended
	June 30,
Reconciliation excluding CFS impact (millions)	2016	2015
Total non-GAAP revenue	$219.9	$266.0
CFS product revenue	—	(23.6)

Total non-GAAP revenue excluding CFS	$219.9	$242.4

Total adjusted EBITDA	$19.3	$57.6
CFS adjusted EBITDA	—	(2.2)
Retained indirect costs during TSA period	2.1	—

Total adjusted EBITDA excluding CFS impact	$21.4	$55.4

	Quarter Ended
	June 30,
Monthly Recurring Revenue (millions)	2016	2015
Monthly software license fees	$18.3	$18.6
Maintenance fees	60.3	60.1
Processing services	102.3	115.4

Monthly Recurring Revenue	180.9	194.1
CFS contribution	—	22.3

Monthly Recurring Revenue	$180.9	$171.8